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                                                                    EXHIBIT 99.4


                         PRINCIPAL FINANCIAL GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                    SECTION 1

                                     PURPOSE

     The purpose of the Principal Financial Group, Inc. Employee Stock Purchase Plan (the "Plan") is to encourage and facilitate stock ownership by Employees by providing a continued opportunity to purchase Common Stock through voluntary after-tax payroll deductions and cash contributions. The Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Code.

                                    SECTION 2

                                   DEFINITIONS

     2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

          a) "Board" means the Board of Directors of the Company.

          b) "Cash Contributions" means an Employee's contributions, other than Payroll Contributions, pursuant to Section 5.4.

          c) "Code" means the Internal Revenue Code of 1986, as amended.

          d) "Committee" means the Human Resources Committee of the Board or such other committee of the Board as the Board shall designate from time to time.

          e) "Common Stock" means shares of the Common Stock of the Company.

          f) "Company" means Principal Financial Group, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

          g) "Compensation" means base salary, incentive compensation and overtime, determined without regard to any salary reduction contributions under a qualified cash or deferred arrangement or a cafeteria plan, in each case meeting the applicable requirements of the Code. With respect to employees of the Company and its Subsidiaries who are compensated on a commission basis, such commissions shall be treated as base salary on such basis and in accordance with such rules as the Plan Administrator shall from time to time establish.

          h) "Custodian" means the bank, trust company or other entity selected by the Plan Administrator to serve as the custodian under the Plan.




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          i) "Date of Exercise" means any date or dates during an Offering
     Period that the Plan Administrator shall designate as a Date of Exercise, provided that, if no other Exercise Date shall have occurred in any calendar year, the last trading day of such calendar year shall be a Date of Exercise.

          j) "Date of Grant" means the date upon which an Option is granted, as set forth in Section 5.2.

          k) "Effective Date" means the effective date of the Plan of Conversion.

          l) "Employee" means each officers or common law employee of the Company and of any Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator. To the extent determined by the Plan Administrator, insurance agents of the Company or any of its Subsidiaries who are statutory (but not common law employees) may also be permitted to participate in the Plan.

          m) "Employer" means the Company and each Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator.

          n) "Fair Market Value" means, on any date, the closing price of a share of Common Stock as reported on the principal national stock exchange on which the stock is traded, or the last reported sales transaction on the principal national system of automatic quotations on which transactions in the Common Stock are reported, on such date. In the event that there are no Common Stock transactions reported on such exchange or such quotation system on any such date, Fair Market Value shall mean the closing price of a share of Common Stock on the last trading day on which transactions in the Common Stock were so reported.

          o) "Individual Account" means a separate account maintained by the Custodian for each Employee participating under Section 5 hereof.

          p) "Offering Period" means the period of time from the Date of Grant of any Option and until the expiration of the Option term of such Option.

          q) "Option" means an option to purchase Common Shares granted to an Employee under Section 5.

          r) "Option Price" has the meaning set forth in Section 5.6.

          s) "Parent" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power




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     of all classes of stock in one of the other corporations in the chain.

          t) "Payroll Contributions" means an Employee's after-tax contributions of Compensation by payroll deduction pursuant to Section 5.4.

          u) "Plan Administrator" means a committee comprised solely of directors, officers or employees of the Company or any of its Subsidiaries selected by the Committee.

          v) "Plan of Conversion" means the Plan of Conversion of Principal Mutual Holding Company.

          w) "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations (other than the Company) in the chain. Notwithstanding the foregoing, so long as the Plan Administrator determines that it will not affect the ability of the Plan to meet the requirements of Section 423 as to Employees of the Company and Subsidiaries described in the immediately preceding sentence, the term Subsidiary may also include any other entity in which the Company owns, directly or indirectly, at least 50% of the equity interests in such entity and has effective control over such entity.

          x) "Terminating Event" means a participating Employee's termination of employment for any reason or any other event which causes such Employee to no longer meet the requirements of Section 4.

          y) "Total Contributions" means, with respect to an Employee on any given date, the aggregate of the Payroll Contributions and Cash Contributions of such Employee on or prior to such date.

                                    SECTION 3

                                 ADMINISTRATION

     The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may delegate responsibility for the day to day operation and administration of the Plan to any officer or employee or group of officers or employees of the Company or any of its Subsidiaries. Notwithstanding anything else contained in the Plan to the contrary, no action shall be taken, and no Option shall be granted or distribution made, under the Plan which contains any term or condition that would violate the provisions of the Plan of Conversion.




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                                    SECTION 4

                                   ELIGIBILITY

     4.1 General Rule. Except as otherwise provided herein, all Employees shall be eligible to participate in the Plan.

     4.2 Exclusions. Notwithstanding the provisions of Section 4.1, the Plan Administrator, at its sole discretion, may (but is not required to) exclude from participation in any offering made under the Plan any employees (i) whose customary employment is twenty (20) hours or less per week, (ii) who are temporary or seasonal employees whose employment is for not more than five (5) months in any calendar year, (iii) who are highly compensated employees or any class of highly compensated employees (within the meaning of Section 414(q) of the Code), but only to the extent that such exclusion is necessary to satisfy the requirements of the Plan of Conversion or (iv) who terminates employment or are terminated for any reason. Additionally, notwithstanding Section 4.1, any Employee who, after an Option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of a Parent or any Subsidiary, shall not be entitled to participate in offerings under the Plan. For the avoidance of doubt, there shall also be excluded from participation hereunder any Employees of any Subsidiary (including, without limitation, any foreign Subsidiary) which has not been designated by the Plan Administrator as an Employer hereunder.

                                    SECTION 5

                                 STOCK PURCHASES

     5.1 Stock to Be Issued. Subject to the provisions of Sections 5.7 and 9.4, the number of shares of Common Stock issuable pursuant to Options under the Plan shall not exceed two percent (2%) of the shares of Common Stock outstanding immediately following consummation of the initial public offering of the Company's Common Stock. The shares to be delivered pursuant to Options under the Plan may consist, in whole or in part, of authorized but unissued shares, not reserved for any other purpose, or shares acquired by the Custodian for purposes of the Plan in the market.

     5.2 Grant of Options. Subject to Section 4, the Company shall offer Options under the Plan to all Employees. Options will be granted on such dates as shall be determined by the Plan Administrator, but in no event shall any Offering Period commence earlier than 30 days after the Effective Date of the Plan of Conversion. The term of each Option shall end on the date which is twenty-four
(24) months from the Date of Grant (or on such earlier date as shall be determined by the Plan Administrator). Subject to the provisions of Section 5.4, the number of whole shares of Common Stock subject to each Option shall be the lesser of (i) the quotient of (A) the Total Contributions




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made by each participating Employee in accordance with Section 5.4 for the
Offering Period divided by (B) the Option Price for each share of Common Stock purchased pursuant to such Option, excluding all fractions, or (ii) such maximum number of shares as may be established by the Plan Administrator, which may be established as a fixed number or vary based on a predetermined formula.

     5.3 Participation. An Employee who meets the requirements in Section 4 may participate in the Plan under this Section 5 by completing and forwarding an enrollment form to the Plan Administrator or its designee, and by satisfying such other conditions as the Plan Administrator shall establish from time to time. Eligible Employees who elect to participate in the Plan shall at the time of such election authorize a payroll deduction from the Employee's Compensation to be made as of any future payroll period. Any election to authorize payroll deductions shall be effective on such date as the Plan Administrator may determine after the date of the receipt of the enrollment form by the Plan Administrator or its designee.

     5.4 Employee Contributions. There shall be an Individual Account for each participating Employee to which shall be credited (i) the amount of any Payroll Contributions and Cash Contributions, (ii) interest on the Employee's Total Contributions at a rate to be determined by the Plan Administrator or pursuant to an arrangement approved by the Plan Administrator for the period from the date each such contributions is credited to such Individual Account until applied to the exercise of Options upon a Date of Exercise and (iii) the number of full or fractional Common Shares that are purchased by such Employee pursuant to the terms of the Plan. An Employee may (i) authorize Payroll Contributions in terms of whole percentages of Compensation (or on such other basis as the Plan Administrator may establish) and (ii) to the extent permitted by the Plan Administrator, an Employee who has made Payroll Contributions may also deliver to the Custodian one or more Cash Contributions, each of which shall be for a minimum of $100 (or such greater amount or lesser amount as the Plan Administrator shall determine), by personal check or other cash equivalent acceptable to the Custodian, provided, however, that no Cash Contribution shall be permitted at any time if such Cash Contribution shall cause the Plan to fail to meet the requirements of Section 423 of the Code. An Employee shall not be permitted (x) to make Total Contributions in the aggregate for any Offering Period in excess of the lesser of (1) $10,000 (or such greater or lesser amount as the Plan Administrator shall determine) or (2) ten percent (10%) of such Employee's annual Compensation or (y) to purchase Common Shares pursuant to Options under the Plan or under any other employee stock purchase plan of the Company or a Parent or any Subsidiary which is intended to qualify under Section 423 of the Code, at a rate which exceeds $25,000 in Fair Market Value (determined at the time the Option is granted) for each calendar year in which any Option granted to such Employee is outstanding at any time. Except as provided in Section 5.8, if an Employee has a Terminating Event, (i) such Employee may not make further Payroll Contributions or Cash Contributions and
(ii) his or her outstanding Options shall terminate and any amount of cash then credited to his or her Individual Account shall be returned to the




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Employee. Employees on short-term disability or a paid leave of absence may continue to make Payroll Contributions and Cash Contributions.

     5.5 Exercise of Options. Unless a participating Employee shall request a withdrawal of the cash balance in the Employee's Individual Account prior to a Date of Exercise, the cash balance on each such Date of Exercise shall be used to exercise Options to the extent that such balance is sufficient to purchase whole shares at the Option Price.

     5.6 Option Price. Except as provided in Section 5.8, the Option Price per share of Common Stock (the "Option Price") to be paid by each participating Employee on each exercise of the Employee's Option shall be an amount equal to eighty-five percent (85%)(or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or, if so specified by the Plan Administrator prior to the Date of Grant, the lesser of (i) eighty-five percent 85% (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or (ii) eighty-five percent 85% (or such greater percentage as the Committee or Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Exercise.

     5.7 Canceled, Terminated or Forfeited Options. Any shares of Common Stock subject to an Option which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock shall again be available for Options under the Plan.

     5.8 Change in Employment Status Due to Death or Disability. Upon a Terminating Event resulting from the participating Employee's death, the Employee's beneficiary (as defined in Section 9.3) shall have the right to elect, by written notice given to the Plan Administrator prior to the next following Date of Exercise:

          a) to withdraw all of the Total Contributions credited to the deceased Employee's Individual Account under the Plan, or

          b) to exercise the deceased Employee's Options for the number of full shares of Common Stock which the balance in the deceased Employee's Individual Account will purchase at the Date of Exercise next following the Employee's death.

Upon a Terminating Event resulting from the participating Employee's permanent disability (as determined by the Plan Administrator), the Employee shall have the same right to exercise the Employee's Options, pursuant to the same terms and conditions, as would the beneficiary in a case of death. In the event that no written notice of election pursuant to this Section 5.8 shall be received by the Plan Administrator at least ten (10) business days prior to the date of exercise, the beneficiary or the permanently disabled



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Employee, as the case may be, shall be deemed to have elected not to withdraw the amount credited to the Employee's Individual Account.

     5.9 Foreign Employees. To the extent that an Employee is principally employed outside the United States and paid in a currency other than U.S. dollars, the Plan Administrator shall adopt uniform procedures for the conversion of Payroll Contributions and Cash Contributions into U.S. dollar equivalents for the purpose of exercising Options.

                                    SECTION 6

                       DEDUCTION CHANGES; PLAN WITHDRAWALS

     6.1 Deduction Changes. Once an Employee has authorized Payroll Contributions for an Offering Period, the Employee may change the selected rate of Payroll Contributions by written notice to the Plan Administrator. Any such change shall be given effect as soon as administratively practicable after the date such notice is received. Unless the Plan Administrator otherwise determines, if an Employee ceases to make Payroll Contributions during an Offering Period at any time prior to a Terminating Event, any cash balance then held in the Employee's Individual Account shall automatically be distributed to such Employee as soon as practical after the effective date of such cessation; provided that if an Employee is on an unpaid leave for a period of less than ninety (90) days, the Employee may suspend contributions during such leave, so long as the Employee recommences such contributions immediately upon return to work. Unless an Exercise Date shall have occurred during such ninety (90) day period, an Employee who is on an unpaid leave lasting more than ninety (90) days shall be deemed to have had a Terminating Event retroactive to the date the Employee's leave commenced and any amounts held in the Employee's Individual Account shall be distributed to the Employee as soon as possible following the ninetieth (90th) day of such unpaid leave.

     6.2 Withdrawals During Employment. An Employee may at any time (subject to such notice requirements as the Plan Administrator may from time to time prescribe), and for any reason, cease participation in the Plan and withdraw all or any portion of the Common Stock and cash, if any, in his Individual Account pursuant to Section 8. The Employee may thereafter recommence participation on the date the Plan Administrator shall determine following completion of re-enrollment pursuant to Section 5.3.

                                    SECTION 7

                            ISSUANCE OF CERTIFICATES

     Unless and until distributed to an Employee (i) at the Employee's request,
(ii) at the discretion of the Plan Administrator or (iii) in connection with the Employee's termination of employment, all shares of Common Stock acquired pursuant to the Plan shall be held by the Custodian. While maintained by a Custodian, all shares of Common




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Stock shall be held in the name of the Custodian or its nominee, or in street name. The Company shall issue certificates to an Employee who is to receive a distribution of shares pursuant to Section 8 as soon as practical following the event giving rise to such distribution under such Section 8. Unless, and solely to the extent that, the Plan Administrator shall adopt procedures to permit exceptions to this requirement, such certificates may be registered only in the name of the Employee. Notwithstanding the foregoing, the Company shall issue certificates to an Employee upon such Employee's request to the Plan Administrator or its designee as soon as practical following such request.

                                    SECTION 8

                          WITHDRAWALS AND DISTRIBUTIONS

     All or a portion of the Common Stock allocated to an Employee's Individual Account may be withdrawn by an Employee at any time. Upon termination of employment, all amounts and Common Stock held for the benefit of any Employee shall be distributed to such Employee. Any withdrawal or other distribution shall be made in the form of cash or stock, at the election of the Employee. To the extent of a withdrawal or distribution of an Employee's Common Stock is made in the form of cash, the Employee shall receive an amount per share equal to the proceeds received from the sale of such shares net of the Employee's allocable share of any related brokerage fees, other expenses incurred in connection with the sale of such shares and any applicable tax withholding. All fractional shares shall be paid in cash at the average sale price of such shares sold on behalf of Employees on the day of such sales.

                                    SECTION 9

                            MISCELLANEOUS PROVISIONS

     9.1 Withholding. The Employer or its designee may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with Payroll Contributions and the distribution of Common Stock or cash pursuant to the Plan. Each participating Employee, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.

     9.2 Rights Not Transferable. Rights under the Plan are not transferable by a participating Employee other than in accordance with Section 9.3 or by will or the laws of descent and distribution of the state wherein the Employee is domiciled at the time of the Employee's death, and are exercisable during the Employee's lifetime only by the Employee.



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     9.3 Designation of Beneficiary. Each participating Employee may file a written designation of a beneficiary who is to receive any Common Shares and/or cash following the Employee's death; provided that, if the Participant shall not have designated any beneficiary under this Plan, the Participant's beneficiary shall be deemed to be the person designated by the Participant under the group life insurance plan of the Company or a Subsidiary in which such Participant participates (unless such designated beneficiary is not a Family Member). Each designation made hereunder will revoke all prior designations by the same Participant with respect to all Options previously granted (including, solely for purposes of this Plan, any deemed designation), shall be in a form prescribed by the Plan Administrator, and will be effective only when received by the Plan Administrator in writing during the Participant's lifetime. In the absence of any such effective designation (including a deemed designation), benefits remaining unpaid at the Participant's death shall be paid to or exercised by the Participant's surviving spouse, if any, or otherwise to or by the Participant's estate. Upon the death of a participating Employee and upon receipt by the Plan Administrator of proof of identity and existence at the participating Employee's death of a beneficiary validly designated by the Employee under the Plan, the Plan Administrator shall deliver such Common Shares and/or cash to such beneficiary. No beneficiary shall, prior to the death of a participating Employee by whom the beneficiary has been designated, acquire any interest in the Common Stock or cash credited to a participating Employee under the Plan.

     9.4 Adjustments Due to Change in Capitalization. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend to the stockholders of the Company), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, (i) shares credited to each Employee's Individual Account shall be adjusted in the same manner as all other outstanding shares of Common Stock in connection with such event, (ii) the Committee shall determine the kind of shares which may be acquired under the Plan after such event, and
(iii) the aggregate number of shares of Common Stock available for grant under
Section 5.1 or subject to outstanding Options and the respective exercise prices applicable to outstanding Options may be appropriately adjusted by the Committee, in its discretion, and the determination of the Committee shall be conclusive. Except as otherwise determined by the Committee, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the assets of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate and all Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 8 as soon as practical unless any surviving entity agrees to assume the obligations hereunder.

     9.5 Amendment of the Plan. Subject to Section 3 hereof, the Board may at any time, or from time to time, amend the Plan in any respect; provided that shareholder approval shall be required to amend the Plan to (i) change the number of shares of Common Stock reserved for issuance under Section 5.1 of the Plan, (ii) decrease the



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Option Price below a price computed in the manner stated in Section 5.6, or
(iii) alter the requirements for eligibility to participate in the Plan under
Section 5. No amendment, modification, or termination of the Plan shall in any manner adversely affect the rights of any Employee under the Plan, without the consent of the Employee. The Plan shall terminate at any time at the discretion of the Board or its delegate. Upon termination of the Plan, all Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 8 as soon as practical thereafter.

     9.6 Requirements of Law. The Company's obligation to deliver Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything in the Plan to the contrary, with respect to any Participant who is resident outside of the United States, the Committee may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan. The Committee may, where appropriate, establish one or more sub-plans for this purpose.

     9.7 Custodial Arrangement. All cash and Common Stock allocated to an Employee's Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Employee with respect to such cash and Common Stock. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Committee or the Plan Administrator or the Custodian, on the one hand, and any Employee, the Company or any other person or entity, on the other hand.

     9.8 No Right to Continuous Employment. The Plan and any right to purchase Common Stock granted hereunder shall not confer upon any Employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary by which an Employee is employed to terminate the Employee's employment at any time.

     9.9 Indemnification. Each member of the Board and the Committee and each member of the Plan Administrator shall be indemnified and held harmless by the Company and each Employer against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member of the Board, the Committee or Plan Administrator in connection with or resulting from any claim, action, suit, or proceeding to which such member may be made a party or in which such member may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by such member in settlement thereof, with the Company's approval, or paid by such member in satisfaction of any judgment in any such action, suit, or proceeding against such member, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it individually.




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The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which any such person may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

     9.10 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans.

     9.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) except as provided in Section 9.5, to limit the right or power of the Company or any of its Subsidiaries or affiliates to take any action which such entity deems to be necessary or appropriate.

     9.12 Effective Date. This Plan shall be effective as of the Effective Date of the Plan of Conversion.

     9.13 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

On behalf of the Board of Directors of the Company, this Employee Stock Purchase Plan has been executed this ____ day of June, 2001.


By:
    ------------------------
C. Daniel Gelatt, Jr.




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